Exhibit 99.1
Sprint Nextel Media Contact:
Scott Sloat, 240-855-0164
Scott.sloat@sprint.com
Sprint Nextel Investor Relations Contact:
Yijing Brentano, 800-259-3755
Investor.relations@sprint.com
SPRINT NEXTEL COMPLETES ACQUISITION OF iPCS, INC.
OVERLAND PARK, Kan. — Dec. 4, 2009 — Sprint Nextel Corporation (NYSE: S) announced today that it has successfully completed its acquisition of iPCS, Inc. (NASDAQ: IPCS). Under the terms of the transaction, announced in October, Sprint Nextel acquired iPCS for approximately $831 million, including the assumption of $405 million of net debt. Sprint Nextel acquired all of iPCS’s outstanding common shares for $24.00 per share in an all-cash transaction.
As a result of the completion of the merger, iPCS is now a wholly-owned subsidiary of Sprint Nextel. iPCS shares will cease trading on NASDAQ as of the closing of the market today and will be delisted. The completion of this acquisition also allows Sprint Nextel and iPCS to resolve all the litigation pending between them.
More than 700,000 former iPCS wireless customers will now be counted as direct Sprint Nextel subscribers. As part of the acquisition, Sprint also expanded its direct service territory to cover an additional 12.6 million people. Since iPCS’s services were sold under the Sprint brand name and in Sprint-branded stores, iPCS customers should not experience any change in their service as a result of this transaction.
ABOUT SPRINT NEXTEL
Sprint Nextel offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two wireless networks serving more than 48 million customers at the end of the third quarter of 2009 and the first and only 4G service from a national carrier in the United States; industry-leading mobile data services; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The company’s customer-focused strategy has led to improved first call resolution and customer care satisfaction scores. For more information, visit www.sprint.com.
SAFE HARBOR
This press release includes forward-looking statements regarding the proposed acquisition and related transactions that are not historical or current facts and deal with potential future circumstances and developments, in particular, information regarding the acquisition of iPCS. Forward-looking statements are qualified by the inherent risk and uncertainties surrounding future expectations generally and may materially differ from actual future experience. Risks and uncertainties that could affect forward-looking statements include: the failure to realize synergies as a result of operational efficiencies, unexpected costs or liabilities, and the risks that are described from time to time in Sprint Nextel’s and iPCS’s respective reports filed with the SEC, including the annual report on Form 10-K for the year ended December 31, 2008 and quarterly report on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009 of each of Sprint Nextel and iPCS. This press release speaks only as of its date, and Sprint disclaims any duty to update the information herein.
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